Exhibit 99.1

21 May 2014

KENNEDY WILSON EUROPE REAL ESTATE PLC

ACQUISITION OF UK LOAN PORTFOLIO FOR £93.5 MILLION

Kennedy Wilson Europe Real Estate plc (the “Company”) is pleased to announce that it has agreed to acquire (through a wholly owned subsidiary) a UK loan portfolio (the “Portfolio”) from Bank of Scotland plc for a maximum consideration of £93.5 million. The exact consideration amount will be determined following satisfaction of certain conditions in the underlying agreements. The consideration will be paid out of the Company’s cash resources.

The Portfolio comprises five real estate loans under receivership which are secured against five high tech properties located across England, with an initial annual NOI of approximately £7 million, with increases in rent over the term of the leases and are let to strong tenant covenants on long leases, with an average lease length to expiry of approximately 17 years.

Mary Ricks, director of Kennedy Wilson Europe Real Estate plc, commented on the acquisition:

“Today’s announcement is further evidence of the strength of our acquisition pipeline and is consistent with our strategy to invest in real estate and real estate loans with strong fundamentals in our target jurisdictions. The acquired loan portfolio is secured against assets with attractive yields on long term leases to a strong covenant, and represents a great opportunity to complement our growing European portfolio.”

For further information, please contact:

FTI Consulting – financial public relations

Richard Sunderland/Dido Laurimore:	+44 (0)203 727 1000

About Kennedy Wilson Europe Real Estate plc

Kennedy Wilson Europe Real Estate plc is an LSE listed closed ended investment fund that invests primarily in real estate and real estate loans in Europe, initially in the UK, Ireland and Spain, and other European countries on an opportunistic basis. The Company’s primary objectives are to generate and grow long-term cash flows to pay dividends and to enhance capital values by way of focused asset management and strategic acquisitions, with the intention of creating value for shareholders. The Company is externally managed by Kennedy Wilson, through a wholly-owned subsidiary acting as investment manager. For further information on Kennedy Wilson Europe Real Estate plc, please visit www.kennedywilsoneuropeplc.com.

About Kennedy Wilson

Founded in 1977, Kennedy Wilson is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 24 offices in the U.S., U.K., Ireland, Spain and Japan. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com.